Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
Media contacts:
May 2, 2006	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Strong First-Quarter 2006 Results

Quarter Highlighted by Continued Industry-Leading Wireless, Broadband and Data Results

FIRST-QUARTER HIGHLIGHTS

Consolidated Results

•	Diluted earnings per share (EPS) of 56 cents, or 60 cents per share before special items (non-GAAP measure)

•	Reported revenues of $22.7 billion, up 25.1 percent from first quarter 2005; operating income of $3.9 billion, up 14.0 percent from first quarter 2005

•	$6.1 billion cash flow from operating activities; $0.4 billion in share repurchases

Wireless

•	1.7 million net customer additions, up 2.9 percent from first quarter 2005; 53.0 million total customers, up 16.7 percent from first quarter 2005

•	Continued industry record-setting low churn (customer turnover) of 1.18 percent, retail postpaid churn of 0.92 percent

•	Total revenues up 18.8 percent from first quarter 2005; EBITDA margin (non-GAAP) of 44.5 percent; data ARPU up 79 percent from first quarter 2005

Wireline

•	541,000 net new broadband connections (DSL and FiOS data customers) in first quarter 2006; 5.7 million total broadband connections, up 47.1 percent from first quarter 2005

•	6.3 million consumer and small business accounts enrolled in Verizon Freedom service packages, up from 4.7 million in first quarter 2005

Verizon News Release, page 2

•	Data revenues of $3.9 billion in the quarter, up 89.7 percent from first quarter 2005, including results from Verizon Business domestic and global operations

•	Integration of the former MCI ahead of plan, resulting in first-quarter synergies exceeding expectations in network traffic migration, systems integration and workforce reductions

Notes: Reclassifications of prior-period amounts have been made to reflect comparable results excluding Verizon’s Hawaii wireline and directory operations, which were sold in the second quarter 2005. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement.

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported strong financial and operational results for the first quarter 2006. Verizon Wireless continued to lead the industry in profitable growth and customer loyalty, and Verizon’s wireline business sustained industry-leading levels of broadband customer growth and, after the completion of the MCI, Inc. merger, greatly expanded its global presence in business and government markets.

For the first quarter 2006, Verizon reported earnings of $1.6 billion, or 56 cents per diluted share, compared with $1.8 billion, or 63 cents per share, in the first quarter 2005. Reported earnings in the first quarter 2006 reflect 4 cents per share in special items for employee relocations and merger integration costs, the early extinguishment of debt, and the cumulative effect of an accounting change. Before these special items (non-GAAP), Verizon’s earnings were 60 cents per share in the first quarter 2006.

Consolidated operating revenues in the first quarter 2006 were $22.7 billion, a 25.1 percent increase compared with the first quarter 2005; consolidated total operating expenses were $18.9 billion, a 27.6 percent increase compared with the first quarter 2005; and consolidated operating income was $3.9 billion, a 14.0 percent increase compared with the first quarter 2005. Reported results include MCI subsequent to the close of the merger on Jan. 6, 2006.

Verizon News Release, page 3

On a pro-forma basis (non-GAAP), comparing first quarter 2006 with first quarter 2005, adjusted earnings per share decreased 3.3 percent, adjusted operating revenues increased 3.1 percent and adjusted operating income increased 13.5 percent. Adjusted operating income margins would have been 17.2 percent in first quarter 2006, compared with 15.6 percent in first quarter 2005. Pro-forma adjusted information presents the combined operating results of Verizon and the former MCI on a comparable basis.

‘Driving Revenue Growth’

“Our financial performance in the first quarter was on target, and we are focused on driving revenue growth in each of our business segments,” said Ivan Seidenberg, Verizon chairman and CEO. “Our goal is simple: Given the quality of our superior networks and customer service, we expect Verizon Wireless and our wireline segment — Verizon Telecom and Verizon Business — to lead the industry, not necessarily in size but in profitable growth.

“Verizon Wireless is already there, and this quarter it has once again enhanced its position as the industry leader in terms of network reliability and customer loyalty. Verizon Telecom is taking the necessary steps to ramp up revenue growth from fiber-based FiOS data and TV services, and Verizon Business is already seeing revenue growth in strategic IP-based business services.

“This quarter also demonstrates Verizon’s continued focus on delivering increased value to shareowners as well as to customers. We have repurchased shares, and we are divesting operations that are not core to our strategy of building network-based businesses that create new markets and drive profitable growth.”

Verizon News Release, page 4

Wireless Continues to Surpass Own and Industry Records

Verizon Wireless continued to surpass performance milestones previously set by the company and the industry with record net customer additions and profitability for a first quarter, and all-time industry low churn among major carriers.

This was the 15th consecutive quarter of double-digit, year-over-year revenue growth. It was also the eighth consecutive quarter that the company added more than 1.5 million customers, the fifth consecutive quarter with EBITDA margins above 40 percent and the 13th consecutive quarter of year-over-year growth in gross customer additions.

Verizon Wireless added 1.7 million net new customers in the first quarter 2006, for a total of 53.0 million customers nationwide, representing a 16.7 percent increase from the first quarter last year. At the end of the first quarter 2006, the company was the fastest growing in the industry in terms of customers, adding a net of 7.6 million new customers in the past 12 months.

Verizon Wireless continued to set new records for the company and the industry for low customer churn, a key measure of customer loyalty. For the first quarter 2006, total churn was a record-low 1.18 percent, and churn among the company’s retail postpaid customers was 0.92 percent, another record.

Verizon Wireless revenues grew 18.8 percent to $8.8 billion in the first quarter 2006, driven by continued strong customer growth and demand for data services. At $872 million, wireless data revenues accounted for nearly 11.5 percent of total wireless service revenues in the quarter.

Wireless operating income margins were 24.0 percent in the quarter, reflecting the company’s ability to maintain industry-leading cost efficiency even as it added the most retail customers.

Verizon News Release, page 5

Wireless EBITDA margins were 44.5 percent. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure that adds depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by wireless service revenues.)

Robust Wireline Broadband Growth

Verizon’s wireline business added 541,000 net broadband connections in the first quarter. Verizon now has 5.7 million wireline broadband connections, which includes both DSL and FiOS, Verizon’s next-generation, fiber-optic-based service. Verizon has added nearly 1.2 million net wireline broadband connections over the past six months and 1.8 million net broadband connections over the past year, a growth rate of 47.1 percent comparing the first quarter 2006 with the first quarter 2005.

Strong sales of Verizon Freedom packages, which offer local wireline services with various combinations of long-distance and Internet access, were instrumental in retaining retail wireline customers. More than 6.3 million Verizon Freedom packages were in service to mass market (residential and small business) customers by the end of the first quarter 2006, an increase of 1.6 million since the end of the first quarter 2005 and 0.8 million since year-end 2005.

Following the MCI merger, Verizon’s wireline business segment includes both Verizon Telecom and Verizon Business operations. Total wireline operating revenues were $12.5 billion in the first quarter 2006, an increase of 33.3 percent compared with the first quarter 2005 on an adjusted basis (non-GAAP) — excluding revenues from operations sold in 2005. Total wireline operating expenses were $11.4 billion in the first quarter 2006, a 40.6 percent increase compared with the first quarter 2005 on the same basis.

Verizon News Release, page 6

Successful Launch of Verizon Business

The MCI integration is on plan, and Verizon Business is ahead of plan to achieve the $550 million target in merger synergies this year. Approximately $50 million in merger synergies were realized in the first quarter 2006, and this is expected to ramp up to total $150 million by the end of the second quarter. A total of $400 million in synergies is expected in the second half of the year. Synergies include reducing the workforce by approximately 3,500 in 2006, and to date the company is about a third of the way toward this target.

Network traffic migration and systems integration plans are ahead of plan, including the migration of more than 80 percent of the voice traffic from the legacy Verizon Global Network Services network and 68 percent of all IP (Internet protocol) traffic onto the Verizon Business network. Systems integration includes consolidation of systems for the unit’s sales force and product catalogs.

Since its launch in January, Verizon Business has rolled out a steady stream of new products and services that demonstrate immediate benefits for large business and government customers. For example, simultaneous with its formal market entry, Verizon Business unveiled integrated wireless and wireline offerings designed to enhance workforce mobility and provide reliable backup for customer data networks.

Verizon Business has capitalized on this initial momentum by expanding Verizon’s Ethernet access services in key cities in the U.S., Europe and the Asia-Pacific region, and integrating these services with Private IP, the business unit’s fastest-growing service.

Verizon News Release, page 7

Strong Cash Flow, Share Repurchases

Cash Flows from Operating Activities were $6.1 billion in the first quarter 2006, compared with $3.9 billion in the first quarter 2005, primarily due to lower distributions from the Verizon Wireless partnership, lower pension contributions in the first quarter 2006 and the absence of the tax payments that were made in the first quarter 2005 related to 2004 asset sales.

First-quarter capital expenditures were $4.1 billion in 2006, including an increase in wireline investment primarily driven by the inclusion of MCI, compared with $3.6 billion in 2005.

Total debt increased to $43.1 billion, compared with $39.0 billion at year-end 2005, primarily due to the assumption of MCI debt. Verizon either redeemed or refinanced the MCI debt in the first quarter 2006, resulting in an expected $190 million in interest expense savings in 2006.

In the first quarter 2006, Verizon repurchased 11.6 million shares at a cost of $0.4 billion. As previously announced, the company has a target of $1 billion in share repurchases in 2006.

Business Segment Highlights

Following are first-quarter 2006 highlights for Verizon’s business segments.

Wireless:

•	Verizon Wireless again added the most retail customers in the industry during the first quarter. Retail net additions were 1.6 million of the company’s 1.7 million total net additions, an increase of 3.1 percent over first quarter of 2005. The company now has 50.7 million retail customers of a total 53.0 million customers.

Verizon News Release, page 8

•	Service revenues (which do not include taxes and regulatory fees) increased 16.0 percent to $7.6 billion for the first quarter 2006. Average monthly service revenue per customer (ARPU) was $48.67, down 0.7 percent from the similar period in 2005.

•	Verizon Wireless continued to set the industry standard for cost efficiency, delivering the lowest cash expense. Cash expense per customer declined 6.6 percent year-over-year to $26.99 per month, the second-lowest quarterly level in the company’s history.

•	Data services revenues more than doubled year-over-year, contributing $872 million. In the first quarter, 11.5 percent of service revenues came from data services, up from 6.3 percent the previous year. Data ARPU increased 79 percent from first quarter 2005. The company now has 26.1 million data customers — a 47 percent increase compared with first quarter 2005.

•	Verizon Wireless continued to increase the popularity of its national 3G EV-DO high-speed network, adding more broadband services and devices for both business and consumers. At the end of the first quarter, 6.2 million customers had broadband-capable devices.

•	For business, the company introduced a pay-as-you-go option for BroadbandAccess, which lets customers sign on for 24-hour sessions from laptops embedded with EV-DO capabilities; Field Force Manager, a location-based service for small and medium-sized businesses to map the location of field workers, dispatch jobs and receive reports; and GlobalEmail for e-mail access in more than 50 countries. GlobalEmail is currently available on the Samsung i830, which allows international travelers to keep one phone and one phone number to stay connected via calls and e-mail. Other new business devices included Palm’s Treo 700, the first Windows Mobile-based Treo smartphone, and additional laptops and PDAs with EV-DO embedded capabilities.

•	For consumers, the company launched broadband V CAST Music in January, and already has expanded its library to 1 million songs from artists at major music labels and at independent providers. V CAST Music is the world’s most comprehensive mobile music service, allowing customers to download music over the air, to transfer their existing digital music collection from the PC to their wireless phones, and to identify a song title and artist by holding their phone near music that’s playing and launching identity software. The company now has three V CAST music-enabled phones. The company also launched VZ Navigator, with audible turn-by-turn instructions, mapping and the ability to find more than 14 million points of interest.

•	Get It Now services continued to grow to an industry-leading 9.6 billion text messages exchanged during the first quarter; more than 171 million picture and video messages exchanged; and nearly 45 million downloads of games, exclusive content, ringtones and ringback tones.

•

During the first quarter, the company continued to expand and diversify its distribution channels by making its prepaid service available at Wal-Mart locations nationwide. Customers now can purchase Verizon Wireless service and equipment at 2,100 Verizon Wireless Communications stores, including stores in Circuit City and BJ’s, and from 12,000 additional retail locations, including Verizon Wireless agents throughout the U.S. and national retailers such as Best Buy and Costco.

Verizon News Release, page 9

Wireline:

•	By the end of the first quarter, the company was selling FiOS fiber-to-the-premises (FTTP) broadband data services in 15 states, passing a total of 3.6 million homes and businesses. In markets where Verizon has been selling FiOS data services for at least six months, the average penetration rate was 9 percent at the six-month mark in each market, well on the way toward achieving the company’s goal of 30 percent penetration in five years. Earnings dilution from FiOS was 6 cents per share in the first quarter 2006.

•	Verizon has franchises covering more than 1 million households in nine states for FiOS video services. The company has begun selling FiOS TV in select markets in seven of these states.

•	In Florida, Texas and Virginia markets where Verizon has been selling FiOS TV for at least four months, Verizon’s penetration levels range from 9 percent to 12 percent, already halfway towards the company’s goal of from 20 percent to 25 percent penetration in five years. Verizon launched FiOS TV in Keller, Texas, in September 2005 and has 24 percent penetration there.

•	Approximately 80 percent of FiOS video customers are “triple play” customers — receiving wireline, Internet access and TV services from Verizon.

•	Verizon now has 415,000 customers who receive a Verizon DirecTV bundle, up 66,000 from year-end 2005.

•	Data revenues, which totaled $3.9 billion in the first quarter, now make up approximately 30 percent of Verizon’s overall wireline revenues.

•	Total switched access lines in service were 48.0 million at the end of the first quarter 2006, a 6.9 percent decline compared with the first quarter 2005. Among Verizon residential retail customers, gains in wireline broadband connections more than offset losses in traditional access lines for the second consecutive quarter.

•	Verizon Business aggressively interconnected the Verizon and MCI enterprise networks, resulting in the largest ultra-long haul network in the U.S. and the world’s largest wholly-owned, facilities-based, global network. This expanded reach provides the ability to manage Verizon Business’ global network in a cost-effective manner with high service quality.

•	In addition to new enterprise wireless data services, Verizon Business offerings during the quarter included an extension of its next-generation suite of Internet telephony services, the addition of VoIP (voice over Internet protocol) to its contact center service suite, the unveiling of a new remote IP application management service, the introduction of industry-leading service-level commitments for its Managed IP PBX (private branch exchange) services, and a new set of “application aware” network tools to help businesses improve the performance of their IP networks and associated business applications.

Verizon News Release, page 10

•	Verizon Business secured substantial new business as well as completing additional agreements with existing customers. New agreements include helping B/E Aerospace, the world’s leading manufacturer of cabin interior products for commercial aircraft and business jets, to transition from a traditional data environment to an advanced IP communications system using Verizon Business Private IP. In addition, B/E Aerospace will rely on Verizon Business for Dedicated Internet, CPE (customer premises equipment), Net Conferencing and advanced voice services. Fiserv, Inc., a leading provider of information management systems and services to the financial and health benefits industries, added Verizon Ethernet access to its nationwide Private IP networking capabilities.

•	Internationally, Verizon Business’ new customers include Leaf International, a confectionery producer, and Crystal Group, one of the biggest garment manufacturers in Hong Kong. Leaf International contracted for communications infrastructure and services across 28 sites in Europe, including Verizon Business Private IP as well as Internet access and voice. Crystal Group selected Verizon Business based on Verizon’s global coverage and flexibility. Longstanding customers who renewed business or signed new contracts include Acer and IBM.

Information Services and International:

In December 2005, Verizon announced that it is exploring divesting Verizon Information Services (VIS) through a spin-off, sale or other strategic transaction. However, since this process is still ongoing, VIS’ results of operations, financial position and cash flows remain in continuing operations. In April 2006, Verizon announced that definitive agreements were reached to sell its Verizon International interests in the Dominican Republic, Puerto Rico and Venezuela. Since Verizon committed to the divestitures after the end of the first quarter 2006, the operations are included in the International segment as continuing operations for the first quarter 2006.

•	VIS’ first-quarter operating revenues were $837 million compared with $881 million in the first quarter of 2005, a 5.0 percent decline, primarily driven by reductions in domestic print advertising revenue.

•	In the first quarter, VIS’ domestic online directory and search service, SuperPages.com, achieved revenue growth of 7.1 percent compared with the first quarter of 2005, and Internet yellow pages searches increased 81.8 percent over the same period.

•	Verizon International’s first-quarter revenues of $697 million represented an increase of 34.8 percent from the first quarter 2005. The increase primarily reflected the impact from the sale of directory publishing rights in Puerto Rico.

Verizon News Release, page 11

•	Verizon International’s first-quarter segment income was $439 million, compared with $351 million in the first quarter 2005. This increase of $88 million, or 25.1 percent, was primarily driven by the sale of directory publishing rights in Puerto Rico.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 53 million customers nationwide; one of the most expansive wholly-owned global IP networks; and one of the nation’s premier wireline networks, serving mass market and wholesale customers. Based in New York, Verizon has a diverse workforce of more than 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the timing of the closings of the sales of our Latin American and Caribbean properties; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.

Verizon Communications Inc.

Consolidated Statements of Income

	(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/06	3 Mos. Ended 3/31/05	% Change
Operating Revenues	$22,743	$18,179	25.1

Operating Expenses
Cost of services and sales	8,749	6,123	42.9
Selling, general & administrative expense	6,363	5,214	22.0
Depreciation and amortization expense	3,776	3,460	9.1

Total Operating Expenses	18,888	14,797	27.6

Operating Income	3,855	3,382	14.0
Equity in earnings of unconsolidated businesses	186	193	(3.6)
Income from other unconsolidated businesses	—	56	*
Other income and (expense), net	105	79	32.9
Interest expense	(649)	(561)	15.7
Minority interest	(946)	(613)	54.3

Income Before Provision for Income Taxes and Cumulative Effect of Accounting Change	2,551	2,536	0.6
Provision for income taxes	(877)	(779)	12.6

Income Before Cumulative Effect of Accounting Change	1,674	1,757	(4.7)
Cumulative Effect of Accounting Change, Net of Tax	(42)	—	*

Net Income	$1,632	$1,757	(7.1)

Basic Earnings per Share	$.56	$.63	(11.1)
Weighted average number of common shares (in millions)	2,915	2,769

Diluted Earnings per Share (1)	$.56	$.63	(11.1)
Weighted average number of common shares-assuming dilution (in millions)	2,963	2,821

Footnotes:

(1)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $15 million for the first quarter of 2006, and $14 million for the first quarter of 2005, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution.
*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

	(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/06	3 Mos. Ended 3/31/05	% Change
Operating Revenues (1)
Wireline	$12,484	$9,367	33.3
Domestic Wireless	8,813	7,418	18.8
Information Services	837	881	(5.0)
International	697	517	34.8
Other	(88)	(153)	(42.5)

Total Operating Revenues	22,743	18,030	26.1

Operating Expenses (1)
Cost of services and sales	8,749	6,070	44.1
Selling, general & administrative expense	6,262	5,176	21.0
Depreciation and amortization expense	3,776	3,460	9.1

Total Operating Expenses	18,787	14,706	27.8

Operating Income	3,956	3,324	19.0

Operating income impact of operations sold (1)	—	58	*
Equity in earnings of unconsolidated businesses	186	193	(3.6)
Income from other unconsolidated businesses	—	56	*
Other income and (expense), net	105	79	32.9
Interest expense	(623)	(561)	11.1
Minority interest	(946)	(613)	54.3

Income Before Provision for Income Taxes	2,678	2,536	5.6
Provision for income taxes	(925)	(779)	18.7

Net Income	$1,753	$1,757	(0.2)

Basic Earnings per Share	$.60	$.63	(4.8)
Weighted average number of common shares (in millions)	2,915	2,769

Diluted Adjusted Earnings per Share (2)	$.60	$.63	(4.8)
Weighted average number of common shares-assuming dilution (in millions)	2,963	2,821

Footnotes:

(1)    Reclassifications of prior period amounts have also been made, where appropriate, to reflect comparable operating results excluding significant operations sold, principally the previously announced Domestic Telecom access lines, as follows:

Revenues	$—	$149
Expenses	$—	$91

(2)    Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $15 million for the first quarter of 2006, and $14 million for the first quarter of 2005, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution.

*       Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

				(dollars in millions, except per share amounts)
	3 Mos. Ended 3/31/06 Reported (GAAP)	Special and Non-Recurring Items				3 Mos. Ended 3/31/06 Before Special Items
Unaudited		Extinguishment of Debt	Verizon Center Relocation, Net	Impact of Accounting for Share Based Payments	Merger Integration Costs
Operating Revenues	$22,743	$—	$—	$—	$—	$22,743

Operating Expenses
Cost of services and sales	8,749	—	—	—	—	8,749
Selling, general & administrative expense	6,363	—	(46)	—	(55)	6,262
Depreciation and amortization expense	3,776	—	—	—	—	3,776

Total Operating Expenses	18,888	—	(46)	—	(55)	18,787

Operating Income	3,855	—	46	—	55	3,956
Equity in earnings of unconsolidated businesses	186	—	—	—	—	186
Other income and (expense), net	105	—	—	—	—	105
Interest expense	(649)	26	—	—	—	(623)
Minority interest	(946)	—	—	—	—	(946)

Income Before Provision for Income Taxes and Cumulative Effect of Accounting Change	2,551	26	46	—	55	2,678
Provision for income taxes	(877)	(10)	(18)	—	(20)	(925)

Income Before Cumulative Effect of Accounting Change	1,674	16	28	—	35	1,753

Cumulative Effect of Accounting Change, Net of Tax	(42)	—	—	42	—	—

Net Income	$1,632	$16	$28	$42	$35	$1,753

Basic Earnings per Common Share (1)	$.56	$.01	$.01	$.01	$.01	$.60

Diluted Earnings per Common Share (1)	$.56	$.01	$.01	$.01	$.01	$.60

	3 Mos. Ended 3/31/05 Reported (GAAP)	Special and Non-Recurring Items	3 Mos. Ended 3/31/05 Before Special Items
Unaudited		Impact of Operations Sold
Operating Revenues	$18,179	$(149)	$18,030

Operating Expenses
Cost of services and sales	6,123	(53)	6,070
Selling, general & administrative expense	5,214	(38)	5,176
Depreciation and amortization expense	3,460	—	3,460

Total Operating Expenses	14,797	(91)	14,706

Operating Income	3,382	(58)	3,324
Operating income impact of operations sold	—	58	58
Equity in earnings of unconsolidated businesses	193	—	193
Income from other unconsolidated businesses	56	—	56
Other income and (expense), net	79	—	79
Interest expense	(561)	—	(561)
Minority interest	(613)	—	(613)

Income Before Provision for Income Taxes	2,536	—	2,536
Provision for income taxes	(779)	—	(779)

Net Income	$1,757	$—	$1,757

Basic Earnings per Common Share (1)	$.63	$—	$.63

Diluted Earnings per Common Share (1)	$.63	$—	$.63

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

	(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/06	3 Mos. Ended 3/31/05
Debt to debt and shareowners’ equity ratio-end of period	49.0%	50.8%

Book value per common share	$15.35	$13.73

Cash dividends declared per common share	$.405	$.405

Common shares outstanding (in millions)
End of period	2,917	2,767

Capital expenditures (including capitalized software)
Wireline	$2,418	$1,892
Domestic Wireless	1,581	1,641
Information Services	13	13
International	33	46
Other	21	2

Total	$4,066	$3,594

Total employees (1)	252,311	212,436

Footnote:

(1)	Prior period was reclassified to reflect comparable amounts excluding significant operations sold, principally the previously announced Domestic Telecom access lines.

Verizon Communications Inc.

Consolidated Balance Sheets

		(dollars in millions)
Unaudited	3/31/06	12/31/05	$ Change
Assets
Current assets
Cash and cash equivalents	$1,249	$776	$473
Short-term investments	2,678	2,498	180
Accounts receivable, net	10,617	9,171	1,446
Inventories	1,647	1,780	(133)
Prepaid expenses and other	2,438	2,223	215

Total current assets	18,629	16,448	2,181

Plant, property and equipment	202,850	193,610	9,240
Less accumulated depreciation	120,580	118,305	2,275

	82,270	75,305	6,965

Investments in unconsolidated businesses	3,918	4,604	(686)
Wireless licenses	48,221	47,804	417
Goodwill	5,740	836	4,904
Other intangible assets, net	5,497	4,293	1,204
Other assets	18,539	18,840	(301)

Total Assets	$182,814	$168,130	$14,684

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$8,436	$7,141	$1,295
Accounts payable and accrued liabilities	14,442	12,351	2,091
Other	8,034	5,571	2,463

Total current liabilities	30,912	25,063	5,849

Long-term debt	34,614	31,869	2,745
Employee benefit obligations	19,669	18,819	850
Deferred income taxes	20,926	22,411	(1,485)
Other liabilities	4,544	3,534	1,010

Minority interest	27,378	26,754	624

Shareowners’ investment
Common stock	294	277	17
Contributed capital	30,379	25,369	5,010
Reinvested earnings	16,290	15,905	385
Accumulated other comprehensive loss	(1,655)	(1,783)	128
Common stock in treasury, at cost	(677)	(353)	(324)
Deferred compensation - employee stock ownership plans and other	140	265	(125)

Total shareowners’ investment	44,771	39,680	5,091

Total Liabilities and Shareowners’ Investment	$182,814	$168,130	$14,684

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

			(dollars in millions)
Unaudited	3 Mos. Ended 3/31/06	3 Mos. Ended 3/31/05	$ Change
Cash Flows From Operating Activities
Net Income	$1,632	$1,757	$(125)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,776	3,460	316
Employee retirement benefits	523	435	88
Deferred income taxes	(157)	(281)	124
Provision for uncollectible accounts	347	316	31
Income from unconsolidated businesses	(186)	(249)	63
Cumulative effect of accounting change, net of tax	42	—	42
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(258)	(250)	(8)
Other, net	332	(1,252)	1,584

Net cash provided by operating activities	6,051	3,936	2,115

Cash Flows From Investing Activities
Total capital expenditures (1)	(4,066)	(3,594)	(472)
Acquisitions, net of cash acquired, and investments	1,526	(1,178)	2,704
Net change in short-term investments	436	237	199
Other, net	356	223	133

Net cash used in investing activities	(1,748)	(4,312)	2,564

Cash Flows From Financing Activities
Proceeds from long-term borrowings	3,971	8	3,963
Repayments of long-term borrowings and capital lease obligations	(6,129)	(384)	(5,745)
Increase (decrease) in short-term obligations, excluding current maturities	(38)	334	(372)
Dividends paid	(1,185)	(1,066)	(119)
Proceeds from sale of common stock	64	25	39
Purchase of common stock for treasury	(398)	(118)	(280)
Other, net	(115)	(21)	(94)

Net cash used in financing activities	(3,830)	(1,222)	(2,608)

Increase (decrease) in cash and cash equivalents	473	(1,598)	2,071
Cash and cash equivalents, beginning of period	776	2,290	(1,514)

Cash and cash equivalents, end of period	$1,249	$692	$557

Footnote:

(1)	Includes capitalized software.

Verizon Communications Inc.

Wireline – Selected Financial Results

		(dollars in millions)
Unaudited	3 Mos. Ended 3/31/06	3 Mos. Ended 3/31/05	% Change
Wireline Operating Revenues
Verizon Telecom
Mass Markets	$5,681	$5,089	11.6
Wholesale	2,061	2,258	(8.7)
Other	630	630	—
Verizon Business
Business	3,382	1,572	115.1
Wholesale	754	259	191.1
International and Other	719	—	n.m.
Eliminations	(743)	(441)	68.5

Total Wireline Operating Revenues	12,484	9,367	33.3

Operating Expenses
Cost of services and sales	6,000	3,846	56.0
Selling, general & administrative expense	3,023	2,080	45.3
Depreciation and amortization expense	2,381	2,187	8.9

Total Operating Expenses	11,404	8,113	40.6

Operating Income	$1,080	$1,254	(13.9)
Operating Income Margin	8.7%	13.4%

Segment Income	$321	$504	(36.3)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

n.m. – not meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	3 Mos. Ended 3/31/06	3 Mos. Ended 3/31/05	% Change
Switched access lines in service (000)
Residence	30,224	33,213	(9.0)
Business	17,356	17,903	(3.1)
Public	386	415	(7.0)

Total	47,966	51,531	(6.9)

Wholesale voice connections* (000)	3,994	6,376	(37.4)
Broadband connections (000)	5,685	3,864	47.1

High capacity and digital data revenues ($ in millions)
Data transport	$3,649	$1,865	95.7
Data solutions	227	178	27.5

Total revenues	$3,876	$2,043	89.7

Footnotes:

*	1st quarter 2006 wholesale voice connections exclude in-region UNE-P lines purchased by former MCI entities as retail lines.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

		(dollars in millions)
Unaudited	3 Mos. Ended 3/31/06	3 Mos. Ended 3/31/05	% Change
Operating Revenues
Service revenues	$7,609	$6,557	16.0
Equipment and other	1,204	861	39.8

Total Operating Revenues	8,813	7,418	18.8

Operating Expenses
Cost of services and sales	2,665	2,098	27.0
Selling, general & administrative expense	2,759	2,630	4.9
Depreciation and amortization expense	1,274	1,150	10.8

Total Operating Expenses	6,698	5,878	14.0

Operating Income	$2,115	$1,540	37.3
Operating Income Margin	24.0%	20.8%

Segment Income	$631	$433	45.7

Selected Operating Statistics
Subscribers (000)	53,020	45,452	16.7
Penetration	20.8%	18.5%
Subscriber net adds in period (1) (000)	1,683	1,636	2.9
Total churn rate, including prepaid	1.2%	1.3%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(1)	Includes acquisition of 17,000 subscribers in the 1st quarter of 2006 and 32,000 subscribers in the first quarter of 2005, respectively.

Verizon Communications Inc.

Information Services – Selected Financial Results

		(dollars in millions)
Unaudited	3 Mos. Ended 3/31/06	3 Mos. Ended 3/31/05	% Change
Operating Revenues	$837	$881	(5.0)

Operating Expenses
Cost of services and sales	150	155	(3.2)
Selling, general & administrative expense	260	281	(7.5)
Depreciation and amortization expense	23	23	—

Total Operating Expenses	433	459	(5.7)

Operating Income	$404	$422	(4.3)
Operating Income Margin	48.3%	47.9%

Segment Income	$250	$264	(5.3)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

International - Selected Financial Results

		(dollars in millions)
Unaudited	3 Mos. Ended 3/31/06	3 Mos. Ended 3/31/05	% Change
Operating Revenues	$697	$517	34.8

Operating Expenses
Cost of services and sales	164	177	(7.3)
Selling, general & administrative expense	178	157	13.4
Depreciation and amortization expense	87	84	3.6

Total Operating Expenses	429	418	2.6

Operating Income	$268	$99	170.7
Operating Income Margin	38.5%	19.1%

Equity in Earnings of Unconsolidated Businesses	$221	$225	(1.8)
Income from Other Unconsolidated Businesses	$—	$56	(100.0)

Segment Income	$439	$351	25.1

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/06
EBITDA - Verizon Wireless
Segment income:
Wireline	$321
Verizon Wireless	631
Information Services	250
International	439

Total segments	1,641
Corporate and other	(9)

Consolidated net income	$1,632

Verizon Wireless EBITDA
Segment income	$631
Add/subtract non-operating items:
Provision for income taxes	481
Minority interest	865
Interest expense	136
Equity in earnings of unconsolidated businesses	2

Operating income	2,115
Add: depreciation and amortization expense	1,274

Verizon Wireless EBITDA	$3,389

Verizon Wireless total revenues	$8,813

Verizon Wireless service revenues	$7,609

Verizon Wireless operating income margin	24.0%

Verizon Wireless EBITDA margin	44.5%

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/06
Domestic Wireless Cash Cost Per Customer
Domestic Wireless Cost of Services and Sales	$2,665
Domestic Wireless Selling, General & Administrative Expense	2,759
Less: Equipment and Other Revenue	(1,204)

Cash Expense	$4,220

Cumulative average subscribers (millions)	156.36

Cash Expense Per Subscriber	$26.99

Verizon Communications Inc.

Other Reconciliations — Pro Forma Financial Information

		(dollars in millions)
Unaudited	3 Mos. Ended 3/31/06 Reported	Adjustments (1)	3 Mos. Ended 3/31/06 Pro Forma Before Special Items
Operating Revenues	$22,743	$227	$22,970

Operating Income	$3,855	$89	$3,944

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$1,674	$63	$1,737

Discontinued Operations, Net of Tax	—	—	—

Cumulative Effect of Accounting Change, Net of Tax	(42)	42	—

Net Income	$1,632	$105	$1,737

		(dollars in millions)
Unaudited	3 Mos. Ended 3/31/05 Reported	Adjustments (2)	3 Mos. Ended 3/31/05 Pro Forma Before Special Items
Operating Revenues	$18,179	$4,108	$22,287

Operating Income	$3,382	$93	$3,475

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$1,757	$(32)	$1,725

Discontinued Operations, Net of Tax	—	89	89

Cumulative Effect of Accounting Change, Net of Tax	—	—	—

Net Income	$1,757	$57	$1,814

Basic Shares	2,769	163	2,932

Diluted Shares	2,821	163	2,984

(1)	For the three months ended March 31, 2006, the unaudited pro forma information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date adjusted to include the pro forma impact of the elimination of transactions between Verizon and the former MCI and the elimination of the loss on the redemption of the debt acquired, as well as adjusted to exclude the effect of special and non-recurring charges related to relocation and other costs related to our move to the Verizon Center, merger integration costs and the cumulative effect of accounting change for share-based compensation payments.

(2)	For the three months ended March 31, 2005, the unaudited pro forma information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date adjusted to include the pro forma impact of: the elimination of transactions between Verizon and the former MCI; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the elimination of merger expenses incurred by the former MCI; the adjustment of interest expense based on the redemption and refinancing of MCI’s debt in February 2006 using Verizon’s weighted average borrowing rate; and to reflect the impact of income taxes on the pro forma adjustments utilizing Verizon’s statutory tax rate of 40%. The 2005 unaudited pro forma results include $89 million of income, which was reported as discontinued operations by MCI as it was sold during the first quarter of 2005.